Exhibit 4.6

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLUMBIA

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UNITED STATES OF AMERICA	)
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v.	)	No.
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ING BANK, N.V.,	)
	)	DEFERRED PROSECUTION
Defendant.	)	AGREEMENT
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Defendant lNG Bank, N.V. (“ING Bank”), a financial institution registered and organized under the laws of the Netherlands, by and through its attorneys, Sullivan & Cromwell LLP, hereby enters into this Deferred Prosecution Agreement (the “Agreement”) with the National Security Division and the Criminal Division, Asset Forfeiture and Money Laundering Section, of the United States Department of Justice, and the United States Attorney’s Office for the District of Columbia (collectively, the “United States”).

1. Charges: lNG Bank agrees that it shall waive indictment and agrees to the filing of a one-count Criminal Information in the United States District Court for the District of Columbia, charging it with knowingly and willfully conspiring, in violation of Title 18, Section 371 to commit the following offenses:

a. engaging in transactions with entities associated with Cuba, in violation of the Trading with the Enemy Act, Title 50, United States Code, Appendix, Sections l-44, and regulations issued thereunder; and

b. engaging in transactions with entities associated with sanctioned countries, including Iran, in violation of the International Emergency Economic Powers Act, Title 50, United States Code, Section 1705, and regulations issued thereunder.

2. Acceptance of Responsibility: lNG Bank accepts and acknowledges responsibility for its conduct and that of its employees as set forth in the Factual Statement attached hereto as Exhibit A and incorporated herein by reference (the “Factual Statement”). If the United States, pursuant to Paragraph 9 of this Agreement, initiates a prosecution that is deferred by this Agreement against lNG Bank, lNG Bank agrees that it will neither contest the admissibility of the Factual Statement or any other documents provided by ING Bank to the United States, nor contradict in any such proceeding the facts contained within the Factual Statement. Except as provided in Paragraph 4(i) below, lNG Bank waives and forgoes any right under the United States Constitution, Rule 410 of the Federal Rules of Evidence, Rule 11(f) of the Federal Rules of Criminal Procedure, or any other rule, that any plea, plea discussions, and any relating statements made by or on behalf of lNG Bank prior or subsequent to this Agreement, or any leads derived therefrom, shall be inadmissible, suppressed, or otherwise excluded from evidence at any judicial proceeding arising from this Agreement.

3. Forfeiture Amount: As a result of ING Bank’s conduct, including the conduct set forth in the Factual Statement, the parties agree that the United States could institute a civil and/or criminal forfeiture action against certain funds held by ING Bank and that such funds would be forfeitable pursuant to Title 18, United States Code, Sections 981 and 982. lNG Bank hereby acknowledges that at least $619,000,000 was involved in transactions described in the Factual Statement, and that such conduct violated: Title 50, United States Code, Appendix, Sections 1-44 and the regulations issued thereunder; or Title 50, United States Code, Section 1705 and the regulations issued thereunder. In lieu of a criminal prosecution and related forfeiture, lNG Bank hereby agrees to pay to the United States the sum of $309,500,000 (the “Forfeiture Amount”). 1 lNG Bank hereby agrees that the funds paid by lNG Bank pursuant to this Agreement shall be considered substitute res for the purpose of forfeiture to the United States pursuant to Title 18, United States Code, Sections 981 and 982, and lNG Bank releases any and all claims it may have to such funds. lNG Bank shall pay the Forfeiture Amount plus any associated transfer fees within five (5) business days of the date on which this Agreement is approved by the Court, pursuant to payment instructions as directed by the United States in its sole discretion.

4. Deferral of Prosecution: In consideration of lNG Bank’s remedial actions to date and its willingness to: (a) acknowledge and accept responsibility for its actions; (b) have voluntarily terminated the conduct set forth in the Factual Statement prior to the commencement of the United States’ investigation; (c) continue its cooperation with the United States as stated in Paragraphs 5 and 6; (d) demonstrate its future good conduct and full compliance with Financial Action Task Force international Anti-Money Laundering and Combating Financing of Terrorism best practices and the Wolfsberg Anti-Money Laundering Principles for Correspondent Banking; and (e) settle any and all civil and criminal claims currently held by the United States for any act

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lNG Bank has also agreed to pay a separate and additional $309,500,000 pursuant to a Deferred Prosecution Agreement with the District Attorney of the County of New York (“DANY”) being entered into contemporaneously, resulting in an overall total forfeiture amount of $619,000,000.

within the scope of or related to the Factual Statement or this investigation, the United States agrees as follows:

(i) the United States shall recommend to the Court, pursuant to Title 18, United States Code, Section 3161(h)(2), that prosecution of ING Bank on the Information filed pursuant to Paragraph 1 be deferred for a period of eighteen (18) months from the date of the filing of the Information referred to in Paragraph 1. ING Bank shall consent to a motion, the contents to be agreed upon by the parties, to be filed by the United States with the Court promptly upon execution of this Agreement, pursuant to Title 18, United States Code, Section 3161(h)(2), in which the United States will present this Agreement to the Court and move for a continuance of all further criminal proceedings, including trial, for a period of eighteen (18) months, for speedy trial exclusion of all time covered by such a continuance, and for approval by the Court of this deferred prosecution. ING Bank further agrees to waive and does hereby expressly waive any and all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the District of Columbia for the period that this Agreement is in effect. If the Court denies the parties’ motion under Title 18, United States Code, Section 3161(h)(2) for any reason, the United States and ING Bank are released from any obligation imposed upon them by this Agreement, this Agreement shall be null and void, and the United States shall not premise any prosecution of ING Bank, its employees, officers, or directors upon any admissions or acknowledgements contained herein, including in the Factual Statement; and

(ii) the United States shall, if ING Bank is in full compliance with all of its obligations under this Agreement, within thirty (30) days of the expiration of the time period set forth above in Paragraph 4(i), or less at the discretion of the United States, seek dismissal with prejudice of the Information filed against ING Bank pursuant to Paragraph I and this Agreement shall expire and be of no further force or effect.

5. Cooperation : ING Bank agrees that it shall:

(a) Continue to apply the OFAC sanctions list to the same extent as any United Nations (“U.N.”) or European Union (“E.U.”) sanctions or freeze lists are utilized to United States Dollar (“USD”) transactions, the acceptance of customers, and all USD cross-border Society for Worldwide Interbank Financial Telecommunications (“SWIFT”) incoming and outgoing messages involving payment instructions or electronic transfer of funds;

(b) Except as otherwise permitted by United States law, not knowingly undertake any USD cross-border electronic funds transfer or any other USD transaction for, on behalf of, or in relation to any person or entity resident or operating in, or the governments of, Iran, North Korea, the Sudan (except for those regions and activities exempted from the United States embargo by Executive Order No. 13412), Syria, Cuba, or Burma;

(c) Continue ongoing Financial Economic Crime sanctions training, covering U.S., U.N., and E.U. sanctions and trade control laws for all employees (1) involved in the processing or investigation of USD payments and all employees and officers who directly or indirectly are supervising these employees; (2) involved in execution of USD denominated securities trading orders and all employees and officers who directly or indirectly are supervising these employees; and (3) involved in transactions or business activities involving any nation or entity subject to U.S., E.U. or U.N. sanctions, including the execution of cross border payments. By December 31, 2012, ING Bank must certify the 2012 training has been completed;

(d) Continue to apply its written policy requiring the use of the Society for Worldwide Interbank Financial Telecommunications (“SWIFT”) Message Type (“MT”) MT 202COV bank-to-bank payment message where appropriate under SWIFT Guidelines, and by December 31, 2012, certify continuing application of that policy;

(e) Implement compliance procedures and training designed to ensure that the ING Bank compliance officer in charge of sanctions is made aware in a timely manner of any known requests or attempts by any entity (including, but not limited to, ING Bank’s customers, financial institutions, companies, organizations, groups, or persons) to withhold or alter its name or other identifying information where the request or attempt appears to be related to circumventing or evading U.S. sanctions laws. ING Bank’s Head of Compliance, or his or her designee, shall report to the United States, in a timely manner, the name and contact information, if available to ING Bank, of any entity that makes such a request;

(f) Maintain the electronic database of SWIFT Message Transfer (“MT”) payment messages and all documents and materials produced by ING Bank to the United States as part of this investigation relating to USD payments processed during the period from 2002 through April 30, 2007 in electronic format for a period of two (2) years from the date of this Agreement;

(g) Abide by any and all requirements of the Settlement Agreement, dated June     , 2102, by and between OFAC and ING Bank regarding remedial measures or other required actions related to this matter;

(h) Notify the United States of any criminal, civil, administrative or regulatory investigation or action of ING Bank or its current directors, officers, employees, consultants, representatives, and agents related to ING Bank’s compliance with U.S. sanctions laws;

(i) Use its good faith efforts to make available, at its cost, fNG Bank’s current and former directors, officers, employees, consultants, representatives, and agents when requested by the United States, to provide additional information and materials concerning this investigation, to testify including sworn testimony before a grand jury or in a judicial proceeding, and to be interviewed by law enforcement authorities;

(j) Use its good faith efforts to identify additional witnesses who, to ING Bank’s knowledge may have material information concerning this investigation, and notify the United States; and

(k) Provide information, materials, and testimony as necessary or requested to identify or to establish the original location, authenticity, or other basis for admission into evidence of documents or physical evidence in any criminal or judicial proceeding.

6. Additional Cooperation: ING Bank agrees that for the term of this Agreement, in accordance with applicable laws, it shall supply and/or make available upon request by the United States any additional relevant documents, electronic data, or other objects in ING Bank’s possession, custody, or control as of the date of this

Agreement relating to any transaction within the scope of or relating to the Factual Statement. Nothing in this Agreement shall be construed to require ING Bank to produce any documents, records or tangible evidence that are protected by the attorney-client privilege or work product doctrine or Dutch or other applicable confidentiality, criminal, or data protection laws. To the extent that a United States request requires transmittal through formal government channels, ING Bank agrees to use its best efforts to facilitate such a transfer and agrees not to oppose any request made in accordance with applicable law either publicly or privately.

7. Government Commitments: In return for the full and truthful cooperation of ING Bank and compliance with the terms and conditions of this Agreement, the United States agrees that it shall not seek to prosecute ING Bank, its corporate parents, subsidiaries, affiliates, successors, or assigns for any act within the scope of or related to the Factual Statement or this investigation from 1995 through the date of this Agreement unless: (a) other than the transactions that have already been disclosed and documented to the United States, ING Bank knowingly and willfully transmitted or approved the transmission of USD-denominated funds through the United States or involving a U.S. person in violation of U.S. law that went to or came from persons or entities designated at the time of the transaction by the Office of Foreign Assets Control as a Specially Designated Terrorist, a Specially Designated Global Terrorist, a Foreign Terrorist Organization, or a proliferator of Weapons of Mass Destruction (an “Undisclosed Special SDN Transaction”); or (b) in the sole discretion of the United States, there is a willful and material breach of this Agreement. In the event of a breach resulting in a prosecution of ING Bank or a prosecution related to an

Undisclosed Special SDN transaction, the United States may use any information provided by or on behalf of ING Bank to the United States or any investigative agency, whether prior to or subsequent to this Agreement, and/or any leads derived from such information, including the attached Factual Statement.

8. Waiver of Rights: ING Bank hereby further expressly agrees that within six (6) months of a willful and material breach of this Agreement by ING Bank, any violations of federal law that were not time-barred by the applicable statute of limitations as of the date of this Agreement, including any claims covered by the tolling agreement signed by the parties, and that: (a) relate to the Factual Statement; or (b) were hereinafter discovered by the United States, may in the sole discretion of the United States be charged against ING Bank, notwithstanding the provisions or expiration of any applicable statute of limitations. In the event of a willful and material breach, ING Bank expressly waives: any challenges to the venue or jurisdiction of the United States District Court for the District of Columbia; any right to be charged by an Indictment returned by a grand jury, and agrees to be prosecuted on the Information filed in this matter or a superseding Information arising from the facts presented in the Factual Statement.

9. Breach of the Agreement: If the United States determines that ING Bank has committed a willful and material breach of any provision of this Agreement, the United States shall provide written notice to ING Bank’s counsel of the alleged breach and provide ING Bank with a two-week period from the date of receipt of said notice, or longer at the discretion of the United States, in which to make a presentation to the United States to demonstrate that no breach has occurred or, to the extent applicable, that the breach is not willful or material, or has been cured. The parties expressly understand and agree that if ING Bank fails to make the above-noted presentation within such time period, it shall be presumed that ING Bank is in willful and material breach of this Agreement. The parties further understand and agree that the United States’ exercise of discretion under this paragraph is not subject to review in any court or tribunal outside the Department of Justice and the United States Attorney’s Office for the District of Columbia. In the event of a breach of this Agreement that results in a prosecution, such prosecution may be premised upon any information provided by or on behalf of ING Bank to the United States or any investigative agencies, whether prior to or subsequent to this Agreement, and/or any leads derived from such information, including the attached Factual Statement, unless otherwise agreed to by the United States and ING Bank in writing at the time the information was provided to the United States.

10. Requirement to Obey the Law: If the United States determines during the term of this Agreement that ING Bank has committed any federal crime after the date of the signing of this Agreement, ING Bank shall, in the sole discretion of the United States, thereafter be subject to prosecution for any federal crimes of which the United States has knowledge, including but not limited to the conduct described in the Factual Statement. The discovery by the United States of any purely historical criminal conduct that did not take place during the term of the Agreement will not constitute a breach of this provision.

11. Parties Bound by the Agreement: This Agreement and all provisions set forth herein bind ING Bank, which agrees to ensure that its wholly-owned subsidiaries, and any successors and assigns, comply with the requirements and obligations set forth in this Agreement. It is further understood that this Agreement and all provisions set forth herein are binding on the United States. It is further understood that this Agreement does not bind any federal agencies, or any state or local authorities, although the United States will bring the cooperation of ING Bank and its compliance with its other obligations under this Agreement to the attention of federal, state, or local prosecuting offices or regulatory agencies, if requested by ING Bank or its attorneys. Nothing in this Agreement restricts any way the ability of the United States, any other federal department or agency, or any state or local government from proceeding criminally, civilly, or administratively, against any current or former directors, officers, employees, or agents of ING Bank or against any other entities or individuals. The parties to this Agreement intend that the Agreement does not confer or provide any benefits, privileges, immunities, or rights to any other individual or entity other than the parties hereto.

12. Public Statements: ING Bank expressly agrees that it shall not cause to be made, through its attorneys, board of directors, agents, officers, employees, consultants or authorized agents (including, contractors, subcontractors, or representatives), including any person or entity controlled by any of them, any public statement contradicting, excusing, or justifying any statement of fact contained in the Factual Statement. Any such public statement by ING Bank, its attorneys, board of directors, agents, officers, employees, consultants, contractors, subcontractors, or representatives, including any person or entity controlled by any of them, shall constitute a willful and material breach of this Agreement as governed by Paragraph 9 of this Agreement, and ING Bank would thereafter be subject to prosecution pursuant to the terms of this Agreement. The decision of whether any public statement by any such person contradicting, excusing, or justifying a fact contained in the Factual Statement will be imputed to lNG Bank for the purpose of determining whether ING Bank has breached this Agreement shall be in the sole and reasonable discretion of the United States. Upon the United States’ notification to ING Bank of a public statement by any such person that in whole or in part contradicts, excuses, or justifies a statement of fact contained in the Factual Statement, lNG Bank may avoid breach of this Agreement by publicly repudiating such statement within seventy-two hours after notification by the United States. This paragraph is not intended to apply to any statement made by any individual in the course of any criminal, regulatory, or civil case initiated by a governmental or private party against such individual regarding that individual’s personal conduct nor does this paragraph affect lNG Bank’s right to take legal or factual positions in litigation or other legal proceedings in which the United States or DANY is not a party.

13. Sales or Mergers: ING Bank agrees that if it sells, merges, or transfers all or substantially all of its business operations or assets as they exist as of the date of this Agreement to a single purchaser or group of affiliated purchasers during the term of this Agreement, it shall include in any contract for sale, merger, or transfer a provision binding the purchaser/successor/transferee to the obligations described in this Agreement. Any such provision in a contract of sale, merger, or transfer shall not expand or impose additional obligations on lNG Bank or the purchaser, successor or transferee as they relate to Paragraphs 5 and 6 of this Agreement.

14. Conduct Covered by Agreement: It is further understood that this Agreement does not relate to or cover any conduct by lNG Bank other than for any act within the scope of the Factual Statement or this investigation.

15. Public Filing: lNG Bank and the United States agree that this Agreement (and its attachments) and an Order deferring prosecution shall be publicly filed in the United States District Court for the District of Columbia.

16. Complete Agreement: This Agreement sets forth all the terms of the Agreement between ING Bank and the United States. There are no promises, agreements, or conditions that have been entered into other than those expressly set forth in this Agreement, and none shall be entered into and/or be binding upon lNG Bank or the United States unless signed by the United States, ING Bank’s attorneys, and a duly authorized representative of ING Bank. This Agreement supersedes any prior promises, agreements, or conditions between ING Bank and the United States. ING Bank agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement and it agrees to abide by all terms and obligations of this Agreement as described herein.

Acknowledgment on behalf of lNG Bank, N.V.

We, Jan-Willem Vink, General Counsel, and J.V. Koos Timmermans, Vice Chairman, Management Board Banking, the duly authorized representatives of ING Bank, N.V., hereby expressly acknowledge the following: (1) that we have read this entire Agreement as well as the other documents filed herewith in conjunction with this Agreement, including the Information and Statement of Facts; (2) that we have had an opportunity to discuss this Agreement fully and freely with ING Bank, N.V.‘s counsel, Sullivan & Cromwell LLP; (3) that ING Bank, N.V. fully and completely understands each and every one of the terms of this Agreement; (4) that ING Bank, N.V. is fully satisfied with the advice and representation provided to it by its counsel, Sullivan & Cromwell LLP; (5) that we are authorized, on behalf of ING Bank, N.V., to enter into this Agreement; and (6) that ING Bank, N.V.: has signed this Agreement knowingly and voluntarily.

ING Bank, N.V.

8 June 2012	/s/ Jan-Willem Vink
DATE	Jan-Willem Vink
General Counsel, ING Bank, N.V.

8 June 2012	/s/ J.V. Koos Timmermans
DATE	J.V. Koos Timmermans
Vice Chairman, Management Board
Banking, ING Bank, N.V.

Acknowledgment by Defense Counsel for lNG Bank, N.V.

We, Karen Patton Seymour and Elizabeth T. Davy, the attorneys representing ING Bank, N.V., hereby expressly acknowledge the following: (1) that we have reviewed and discussed this Agreement with our client; (2) that we have explained fully each one of the terms of the Agreement to our client; (3) that we have answered fully each and every question put to us by our client regarding the Agreement; and (4) that we believe our client fully and completely understands all of the Agreement’s terms.

June 8, 2012	/s/ Karen Patton Seymour
DATE	Karen Patton Seymour
Sullivan & Cromwell LLP

June 8, 2012	/s/ Elizabeth T. Davy
DATE	Elizabeth T. Davy
Sullivan & Cromwell LLP

On behalf of the Government

RONALD C. MACHEN JR. UNITED STATES ATTORNEY

6/11/2012
DATE	Ann H. Petalas
George P. Varghese
Assistant United States Attorneys
National Security Section

LISA O. MONACO
ASSISTANT ATTORNEY GENERAL NATIONAL SECURITY DIVISION

6/11/2012
DATE	Jonathan C. Poling
Trial Attorney
National Security Division

LANNY A. BREUER ASSISTANT ATTORNEY GENERAL CRIMINAL DIVISION

6/11/12
DATE	Matthew Klecka
Trial Attorney
Asset Forfeiture and Money Laundering Section

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